As filed with the Securities and Exchange Commission on July 20, 2004

Registration No. 333- 109915

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALADDIN KNOWLEDGE SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15 Beit Oved Street
Tel Aviv 61110, Israel
(Address of Registrant’s principal executive offices)

ALADDIN KNOWLEDGE SYSTEMS LTD. 2002 SHARE OPTION PLAN
(full title of the plan)
Aladdin Knowledge Systems, Inc.
2920 N. Arlington Heights Road
Arlington Heights, IL 60004

(Name and address of agent for service)

(847) 818-3800
(Telephone number, including area code, of agent for service) with copies to:

David H. Schapiro, Esq.	William W. Matthews, Esq.
Yigal Arnon & Co.	Klehr, Harrison, Harvey,
1 Azrieli Center	Branzburg & Ellers LLP
Tel Aviv 67021, Israel	260 S. Broad Street
(972-3) 608-7777	Philadelphia, PA 19102-3163
(215) 568-6060

Explanatory Note

        On October 23, 2003, Aladdin Knowledge Systems Ltd., an Israeli corporation (the “Company”), filed with the SEC a Registration Statement on Form S-8 (File No. 333-109915) in order to register an aggregate of 250,000 Ordinary Shares, nominal value 0.01 New Israeli Shekel per share (the “Ordinary Shares”), for sale of Ordinary Shares purchased upon exercise of options granted under the ALADDIN KNOWLEDGE SYSTEMS LTD. 2002 SHARE OPTION PLAN.

        This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely for purposes of registering 100,000 Ordinary Shares awarded pursuant to the ALADDIN KNOWLEDGE SYSTEMS LTD. 2002 SHARE OPTION PLAN to the Company’s Chairman of the Board of Directors and its Chief Executive Officer (the “Selling Stockholder”) for resale by the Selling Stockholder.

        The reoffer prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form F-3, and pursuant to General Instruction C of Form S-8 may be used for reoffers or resales of the Ordinary Shares that have been acquired by the Selling Stockholder pursuant to the ALADDIN KNOWLEDGE SYSTEMS LTD. 2002 SHARE OPTION PLAN.

REOFFER PROSPECTUS

100,000 Ordinary Shares
Aladdin Knowledge Systems Ltd.

        This Prospectus relates to the offer by Mr. Jacob (Yanki) Margalit, the Chairman of our Board of Directors and our Chief Executive Officer (the “Selling Security Holder”) for sale to the public of ordinary shares of Aladdin, nominal value NIS 0.01 per share (“Ordinary Shares”), which may be acquired by Mr. Margalit through the exercise of share options granted to him by our Board of Directors. See “Selling Security Holder.”

        Our ordinary shares are quoted on the NASDAQ National Market under the symbol “ALDN”. On July 15, 2004, the closing price of our ordinary shares on the NASDAQ National Market was $16.60, per share.

    Mr. Margalit may sell all or a portion of the ordinary shares offered hereby in negotiated transactions or in one or more transactions on the NASDAQ National Market at prices prevailing at the time of sale. In connection with such sales, Mr. Margalit and any participating broker may be deemed to be “underwriters” of the ordinary shares being offered hereby within the meaning of the Securities Act. We will not receive any proceeds from the sale of the ordinary shares being offered hereby. If the sales are made through brokers or dealers, commissions and fees will be paid accordingly by Mr. Margalit.

        INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISKS RELATING TO THE COMPANY, INCLUDING ITS LOCATION IN ISRAEL.SEE “RISKS FACTORS” COMMENCING ON PAGE 8 HEREOF.

        THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS PROSPECTUS IN THE MANNER REQUIRED PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH EXEMPTION OF THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL SHALL BE CONSTRUED AS AUTHENTICATING THE MATTERS CONTAINED IN THIS PROSPECTUS OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES OFFERED HEREBY.

        NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER THE LAWS OF THE UNITED STATES.

The date of this Prospectus is July 20, 2004

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, by the Selling Security Holder or by any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein contained is correct as of any time subsequent to its date.	100,000 O r d i n a r y S h a r e s ALADDIN KNOWLEDGE SYSTEMS LTD.

TABLE OF CONTENTS
		PROSPECTUS
	Page

Available Information	6
Incorporation of Certain Documents
by Reference	6
Forward Looking Statements	7
Company Information	8
Risk Factors	8
Capitalization & Indebtedness	19
Selling Security Holder	20
Plan of Distribution	21
Use of Proceeds	22
Experts	22
Enforceability of Civil Liabilities in U.S.	22	July 20, 2004

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we file annual and current reports and other information with the SEC. You may review a copy of our filings with the SEC, including any exhibits and schedules, at the SEC’s public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, certain information concerning our company can be inspected and copied at the offices of National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850 and at the offices of the Israel Securities Authority at 22 Kanfei Nesharim St., Jerusalem, Israel. As a foreign private issuer, all documents which were filed after November 4, 2002 on the SEC’s EDGAR system will be available for retrieval on the SEC’s website at www.sec.gov. You may read and copy any reports, statements or other information that we file with the SEC at the SEC facilities listed above. These SEC filings are also available to the public from commercial document retrieval services. We also generally make available on our own website all our quarterly and year-end financial statements as well as other information. Information on our web site is not incorporated by reference in this annual report.

        We have filed with the SEC a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 250,000 Ordinary Shares, nominal value 0.01 New Israeli Shekel per share (the “Ordinary Shares”), purchased upon exercise of options granted under the ALADDIN KNOWLEDGE SYSTEMS LTD. 2002 SHARE OPTION PLAN. This prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits. For further information with respect to the Company and the Ordinary Shares, you should consult the Registration Statement and its exhibits.

        Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement are available for inspection and copying through the entities listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

        The following documents filed by us with the SEC are incorporated by reference in this registration statement.

    (1)        Our Annual Report on Form 20-F for the year ended December 31, 2003 (the “Annual Report”) filed on June 30, 2004, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

    (2)        The description of the Ordinary Shares contained in our Registration Statement on Form 8-A dated September 24, 1993, filed under the Exchange Act, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

        In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        A copy of this registration statement, our memorandum of association, our articles of association and the documents filed as exhibits (see list below), are available for inspection at our offices at 15 Beit Oved Street, Tel Aviv 61110, Israel.

        You may request, at no cost, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:

        Aladdin Knowledge Systems Ltd.
        15 Beit Oved Street
        P.O. Box 11141
        Tel Aviv, Israel 61110
        Telephone: 972-3-636-2222

        Attention: Mr. Erez Rosen, Chief Financial Officer

FORWARD-LOOKING STATEMENTS

        Certain statements included in or incorporated by reference into this prospectus which have been filed with the SEC, are “forward-looking statements” within the meaning of Section 21E of the Exchange Act. Such forward-looking statements concerning management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

COMPANY INFORMATION

        Aladdin Knowledge Systems Ltd. is engaged in Software Security (or Digital Rights Management, or DRM) and Enterprise Security.

        Within Software Security, Aladdin develops and markets the following products: HASP® (Hardware Against Software Piracy), HASP DocSeal, Hardlock® and Privilege™. HASP, Hardlock and DocSeal include both software and hardware components to protect our customers’ software against unauthorized copying and illegal use. By requiring software users to insert our tokens into their computers before they can use the protected software, it protects our customers’ intellectual property from unauthorized use. Privilege is a revenue-enabling software security platform that enables software publishers to distribute secure software via CD, ESD, or peer-to-peer networks; protect software copyright and intellectual property; reduce distribution/operational costs; and integrate with in-house or hosted Web stores and shopping carts. Privilege customers can choose and implement which path is right for them—lower cost, expanded distribution, and/or new licensing models.

        Within Enterprise Security, Aladdin develops and markets eSafe® and eToken™. eSafe is a gateway-based, integrated content security solution and service that proactively protects networks against viruses, worms, spam and non-productive content; enables real-time inspection of Internet traffic without reducing network performance; reduces the risk of security exploits, P2P, IM and blended threats; and enables lower total cost of ownership with an integrated, modular design.

        eToken is a USB based smart card device, the size of a house key, for cost-effective strong authentication and ecommerce that provides enhanced network/application security and ensures safe information access by authorized users; improved and cost-effective password and ID management; and secure mobility of digital credentials/certificates and keys. The eToken product line is composed of eToken R2, eToken Pro, and eToken Enterprise. A Software Developers Kit is available for creating custom eToken applications.

        More detailed information with respect to our Company is included in Form 20-F for the year ended December 31, 2003, which is incorporated herein by reference.

        Our legal and commercial name is Aladdin Knowledge Systems Ltd. We were incorporated in Israel in 1985. Our principal executive offices are located at 15 Beit Oved Street, P.O. Box 11141, Tel Aviv, Israel 61110, and our telephone number is 972-3-636-2222. Our Internet addresses are: http://www.eAladdin.com, and http://www.aks.com. Information on our web site is not incorporated by reference in this registration statement.

RISK FACTORS

        An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the following factors as well as the other information contained in this prospectus before deciding to invest in our ordinary shares. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. This prospectus and statements that we may make from time to time may contain forward-looking information.  There can be no assurance that actual results will not differ materially from our expectations, statements or projections.  The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.  We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise or develop after the date of this prospectus.

        Risk Factors Related to our Business

        Our present assessments of future economic trends may adversely affect the accuracy of our earnings projectionsand guidance disclosed to the public.

        From time to time we release earnings projections and disclose guidance to the public with respect to estimated results of operations. Our current calculations and predictions with regard to future demand and sales of our products are based on estimates derived from present assessments of future economic trends and sales forecasts based on information provided by our existing and potential customers. Such estimates however, remain uncertain. In the event that the economic outlook does not improve in accordance with our economic estimates, the rate of growth of demand for our products may stagnate and consequently, our sales may not increase and may even decrease. In addition, as it is difficult to accurately predict economic conditions and trends, we may not accurately gauge the effect of the general economy on our business. As a result, our actual results of operations may materially deviate from our earlier projections or may not react to such changing conditions in a timely manner and this may result in an adverse impact on our results of operations. Any such adverse deviations from our earlier guidance due to unforeseen changes in the economy may cause the price of our ordinary shares to decline.

        We face intensive competition in the various industries in which we engage.

        We engage in two primary industries: software protection security (or Digital Rights Management or DRM) and Enterprise Security. Each of these industries is highly competitive. In the token-based software security market, our primary direct competitors are Rainbow Technologies, Inc., which was recently acquired by SafeNet, and WiBu Systems. In addition to these primary competitors, we face competition from over twenty other software companies. In the Secure Software Licensing and Distribution Market we provide infrastructure solutions for electronic software distribution and licensing. Our primary competitor in this market is Macrovision Corporation. In addition, Digital River, although being our partner, can also be viewed as a competitor. Since the DRM industry is competitive, we foresee that we will continue to face competition from other software developers. Although we believe that the features and functions of our products are favorably distinguishable from those of our competitors, we cannot be certain that we will be able to further expand our market share or that we will be able to maintain our current market share. Furthermore, we cannot guarantee that we will be successful in our efforts to develop products with innovative features and functions, or that competitive pressures will not result in price reductions that could negatively affect our business in both the token-based software security and the markets for the manage and sale of software products over the Internet.

        In the content security and anti-virus market, our primary competitor is Trend Micro Inc. In addition, we face new competition from anti-spam companies that offer e-mail content security solutions with plugs-ins for existing anti-virus products. If we are unable to provide customers with prompt solutions to new viruses and vandals, our current and potential customers may choose to buy products and services from our competitors. Since both anti-virus and anti-vandal software are adaptable to most computer systems and software, customers may change products if they determine that other products better suit their needs.

        Furthermore, software developers and operating system vendors such as Microsoft have added security features to new versions of their operating systems and software that are designed to limit intrusions by unauthorized users or viruses and vandals via the Internet. Moreover, Microsoft recently announced that it has acquired anti-virus technology which will eventually be an integral part of the Windows operating system. Stronger security, in future Microsoft platforms, may significantly minimize the vulnerabilities through which virus and vandal penetration is possible. This, in turn, might lower the need to implement anti-virus solutions. As the incorporation of such features in future versions of operating systems and software make these systems less susceptible to outside penetration, there may be a decrease in the demand for our products. Although we believe that these solutions are less attractive than our products because they cannot be upgraded on a timely basis to address new viruses and vandals, we cannot guarantee that we will be able to convince our current and potential customers of the benefits of our dedicated anti-virus and anti-vandal solutions.

        Within the Enterprise Security industry we also engage in the strong authentication market. Our main competitors in this area are RSA Security, SafeNet and Activcard. In addition, many other competitors exist, especially in the smart card market.

        Many of our competitors in the various industries in which we engage, have substantially greater capital resources, research and development staff, facilities, marketing and distribution networks and name recognition as well as more extensive customer bases. While we plan to continue to improve our products, we cannot guarantee that we will successfully differentiate our products from those of our competitors or that the marketplace will consider our products superior to those of our competitors.

        We have a recent history of operating losses.

        Though we were profitable in 2003, we have a recent history of operating losses. The revenue and profit potential of three of our products, eSafe, eToken and Privilege, are unproven, and the revenues from these products are difficult to predict. In July 2001, we acquired certain assets of Preview Systems Inc.‘s electronic software distribution business, which increased our expenses and has a history of losses. Any revenues from our acquisition of Preview are difficult to predict. We believe that the amount of cash and cash equivalents in our bank account is sufficient to support our current growth plans. We have no commitments to receive additional financing and due to our recent history of operating losses, it may be difficult for us to obtain additional financing.

        We rely on independent distributors for a portion of our revenues.

        Approximately 20.7%, of our revenues in 2003 were generated from sales to our independent distributors. Although none of our distributors accounted for more than 10% of our sales in the year ended December 31, 2003, if we lose or decrease the volume of sales to our distributors, our total sales could materially decrease. Although we maintain control of the distribution codes for some of our customers, our relationship with the end-users of our products is often indirect as we do not directly provide technical support to our end-users, which may impair our ability to effectively respond to end-users’ specific needs. In addition, we intend to sign additional distribution agreements in the future, which may make us more dependent on our distributors. There can be no assurance that our distributors will devote sufficient resources to market and support our products effectively.

        We rely on a limited number of suppliers and subcontractors.

        Most of the parts and components that are used to manufacture and assemble our software protection products are available from several sources, although we do purchase certain components from single source suppliers. We believe that we have sufficient inventory of these components to meet our foreseeable needs. If we are forced to use alternative parts or components, we might have to make certain changes in the design of products that use such components, which could result in delays and interruptions in shipments and could adversely affect our operating results. We use a single subcontractor to manufacture our proprietary application specific integrated circuits or ASICs. Our Hardlock product also contains proprietary ASICs, which are supplied by additional single source suppliers. As of January 2003, the sole manufacturer of our Hardlock line no longer produces these products. Although we believe we have sufficient stock of these products in our inventory for the foreseeable future, in the event that we fail to obtain in a timely manner, one or more alternate subcontractors to manufacture these products under similar terms as our former manufacturer, such failure could seriously harm our results of operations.

        Some of our production costs are fixed.

        Some of our production costs are fixed costs. Consequently, in the event of an economic slowdown that results in a decrease in the sales of our products, we will not be able to eliminate our fixed production costs. Our inability to reduce our production costs in response to market trends may cause a reduction in our profit margin, which could seriously harm our results of operations.

        We are subject to several risks as a result of our international sales.

To date, our products have been sold primarily in Europe, North America, the Far East and Israel. We are subject to all of the risks inherent in international business activities including the following:

•	unexpected changes in regulatory requirements, tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations;

•	political instability;

•	fluctuations in currency exchange rates or restrictions on conversion of foreign currencies;

•	reduced protection for intellectual property rights in some countries;

•	burdens with complying with a wide variety of foreign laws and regulations;

•	potentially adverse tax consequences; and

In addition, if we fail to obtain approvals, especially with respect to encryption, from foreign governmental bodies, our sales revenues and results of operations could be negatively affected.

        If our maintenance and upgrades to our product disrupts our customers’ operations, we may suffer lost revenuesand harm to our reputation.

        We need to upgrade and improve our products periodically. Upgrading or deploying a new version of a product requires the cooperation of our existing customers and their network participants. These network participants may be reluctant to upgrade our product since this process can be complicated and time consuming and poses the risk of network failure. If our periodic upgrades and maintenance cause disruptions, we may lose revenue-generating transactions, our customers may elect to use other solutions and we may also be the subject of negative publicity that may adversely affect our business and reputation.

        We may not be successful in keeping pace with the rapid technological changes that characterize our industry.

        The markets for our products are characterized by rapid technological change, evolving industry standards, changes in end-user requirements and sophisticated hackers constantly improving their methods of stealing end-user technology and software. Therefore, our future success will depend upon our ability to enhance our existing products and to develop and introduce products that achieve market acceptance. In order to meet this challenge, we put a great emphasis on research and development. These efforts have enabled us to market our products and to concentrate our development activities to introduce new and enhanced releases of our products. However, there can be no assurance that we will timely or successfully complete the development of new or enhanced products or successfully manage transactions from one product release to the next, or that our future product will achieve market acceptance.

        We may not be able to protect our intellectual property rights.

        Our success and ability to compete greatly depends on our proprietary technology. We rely on a combination of patents and trade secrets, copyright and trademark laws, together with non-disclosure agreements, confidentiality clauses in our agreements and technical measures to establish and protect proprietary rights in our products. As of December 31, 2003, we had 18 registered patents and 34 pending applications in the United States. We also had six registered patents and 27 pending applications outside of the United States.

        To license our products, we primarily rely on “shrink wrap” licenses that are not signed by the customer and, therefore, we may not be able to enforce our proprietary rights under the laws of certain jurisdictions. During 1988, we became aware of the possibility that Aladdin Systems Inc. was infringing our trademark. We did not, however, file a complaint against Aladdin Systems Inc. until October 2003, when Aladdin Systems Inc. issued a press release announcing its release of a new spam-blocking software product under our trademark. Upon learning of this product, we proceeded to file a complaint and request for preliminary relief against Aladdin Systems Inc., Aladdin Enterprise Solutions Inc. and Aladdin Systems Holding, Inc. We have recently reached a settlement with these companies as well as with Microcomputer Software, Inc., who recently purchased Aladdin Systems Inc. During the recent years we have become aware of and are currently investigating the possibility that one of our former Asian distributors is infringing our intellectual property. We are currently still investigating this possible infringement however, should we come to the conclusion that our intellectual property is being infringed upon, we will take appropriate steps to protect our intellectual property. Both in this specific case and in general, we cannot guarantee that we will successfully protect our technology because:

•	some foreign countries may not protect our proprietary rights as fully as do the laws of the United States;

•	if a competitor were to infringe on our proprietary rights, enforcing our rights may be time consuming and costly, diverting both our management's attention and our resources;

•	measures like entering into non-disclosure agreements afford only limited protection;

•	unauthorized parties may attempt to copy aspects of our products and develop similar software or to obtain and use information that we regard as proprietary; and

•	our competitors may be able to independently develop products that are substantially equivalent or superior to our products or design around our intellectual property rights.

        We may not be able to prevent others from successfully claiming that we infringed their proprietary rights.

        Significant and protracted litigation may be necessary to protect our intellectual property rights. The software protection and Internet security industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. We have not completed an in-depth exhaustive analysis of such patents or applications. Some of our competitors have extensive patent portfolios with broad claims. As the number of competitors in the market grows and the functionality of our products increases, the possibility of an intellectual property claim against us increases. In addition, because patent applications can take many years to be published, there may be a patent application now pending, of which we are unaware, which will cause us to be infringing when issued in the future.

        To address any patent infringement or other intellectual property claims, we may have to redesign our products to avoid infringement or enter into royalty or licensing agreements on disadvantageous commercial terms. We may be unable to successfully redesign our products or obtain a necessary license. We were recently named as defendants in a patent infringement complaint filed in a U.S. court and intend to defend ourselves vigorously. Any infringement or other intellectual property claims, with or without merit, which are brought against us could be time consuming and expensive to litigate or settle and could divert management’s attention from our business.

        Some of the products we produce may contain undetected errors or failures.

        Software products as complex as those which we offer, may frequently contain undetected errors or failures, especially when first introduced or when new versions are released. Despite the extensive product testing which we conduct, some of our products could contain software errors, defects or viruses, or otherwise fail to meet customer specifications. Any product defects in our existing or new products may result in loss or deferral of our revenues, diversion of our resources, damage to our reputation, or increased service and other costs. Although we attempt to limit our liability, by including in most of our end-user license agreements, our distribution agreements and reseller agreements limitation of liabilities clauses for indirect or incidental damages arising out of the use of our products, there may be certain jurisdictions which will not enforce these clauses, thus exposing us to an adverse non-quantifiable financial risk. As a result, the limitation of liability provisions contained in these agreements may not be effective.

        Our software protection products are vulnerable to piracy.

        Like the products of other developers of software security products, our software security products do not provide absolute protection against piracy. We, together with our customers, continuously face challenges from computer hackers, who attempt to neutralize the protection our products provide in order to enable unlicensed copying of our customers’ software. In recent years, we have faced increasingly serious hacking problems, resulting from the development by hackers of methods to circumvent some parts of our software protection products. Such methods are often publicized over the Internet, making them readily available to those who wish to make unlicensed copies of our customers’ software. We are constantly in the process of developing and releasing solutions designed to respond to our customers’ complaints and handle hacking problems. Although, to date, we have been successful in developing effective solutions to these problems, we cannot guarantee that hackers will not continue to develop methods to contravene the protection provided by our products. Failure to provide effective software protection solutions could seriously harm our business.

        Our content security product is vulnerable to virus attacks.

        Like the products of other content security vendors, our content security products do not provide absolute protection against viruses and vandals. We, together with our customers, continuously face challenges from hackers, who attempt to neutralize the protection our products provide in order to penetrate and harm our customers’ networks. Failure to provide effective content security solutions could seriously harm our business.

        We may be subject to product liability claims by our customers.

        Our Internet content security products, specifically eSafe, are designed to protect our customers’ computer systems and restricted websites from unauthorized access and from malicious and inappropriate content such as vandals, viruses and worms. This malicious content can cause irreparable harm to our customers’ computer systems and businesses. Although we believe that widespread hacking of our products, including eSafe, is not economically feasible based on commercially available computer equipment, should hackers manage to bypass our products’ security features, affected customers could face irreparable harm. In addition, our software protection products are used to protect software from unauthorized use; if our products are ineffective, our customers may lose substantial revenues due to software piracy. As a result of damages they incur or lost revenues, customers may bring product liability and related claims against us. Such claims brought against us, whether valid or not, could negatively affect our business, operating results and our reputation as well as divert management time and resources. Although most of our sales agreements contain provisions designed to limit our exposure to potential product liability or related claims, in selling our products, we rely primarily on “shrink wrap” licenses that are not signed by our customers, which may be unenforceable under the laws of certain jurisdictions. As a result, the limitation of liability provisions contained in these agreements may not be effective.

        Acquisitions could result in dilution, operating difficulties and other adverse consequences.

        We have in the past grown through acquisitions. Our most recent acquisition was of the assets of Preview Systems Inc.‘s electronic software distribution business. Any future acquisition on our part, could be affected by the process of integrating any acquired business into our own business and operations, is risky and may create unforeseen operating difficulties and expenditures. The areas in which we may face difficulties include:

•	diversion of our management time after consummation of the acquisition from the ongoing development of our businesses, and the release of future products and services;

•	decline in employee morale and retention issues, both at our company and at the acquired company, resulting from changes in compensation, reporting relationships, future prospects or the direction of the business; and

•	the need to integrate new product lines and accounting, management information, human resource and other administrative systems to permit effective management, and the risk of disorganization if this integration is delayed or not implemented.

        Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, contingent liabilities or impairment related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions also could require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all and may be dilutive.

        We are subject to certain government controls in the export of our technologies and products.

        As a result of our research and development activities in Israel, we are required to obtain export permission from the Israeli government before exporting certain technologies. We have received governmental permission to manufacture and export the eToken R2 and eToken PRO. We believe that all other products we currently market do not require such approval. However, we may require approval to sell certain products that are currently under development, including encryption technology and future versions of eToken. In addition, Israeli export regulations are subject to change and updates. We cannot guarantee that we will be successful in obtaining approvals for new products, nor be certain of the amount of time it may take to obtain them. Failure to obtain such approvals in a timely manner could negatively affect our business and operating results.

        Risks Related to our Ordinary Shares

        The market prices of our ordinary shares have been and may continue to be volatile.

        The market prices of our ordinary shares are subject to fluctuations. The following factors may significantly impact the market price of our ordinary shares:

•	quarter-to-quarter fluctuations in our financial results;

•	under or over performance against analysts' estimates;

•	changing laws and government regulations relating to our business;

•	increased market share penetration by our competitors;

•	general economic conditions;

•	increased operating costs, particularly with regard to machinery and personnel;

•	additions or departures of key personnel;

•	sales of additional ordinary shares;

•	political, economic or other developments affecting Israel; and

•	stock market volatility.

        Our results are affected by volatility in the securities markets, which may affect our ability to raiseadditional financing.

        Due to the weakening in the world economy, including as a result of the September 11, 2001 terrorist attacks and their aftermath, the securities markets have recently experienced volatility, which has particularly affected the market prices of equity securities of many high-technology companies, including companies having a significant presence in Israel. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our ordinary shares, regardless of our actual operating performance. Such volatility in relation to our ordinary shares may affect our ability to raise additional financing in the future.

        We may fail to meet the maintenance standards for the NASDAQ National Market.

        Our ordinary shares are currently traded on the NASDAQ National Market. If we are unable to maintain the requirements for continued listing on the NASDAQ National Market, our ordinary shares could be delisted from trading on this market. Consequently, selling (and buying) our securities would be more difficult because of:

•	delays in the timing of transactions;

•	greater difficulty in disposing of securities and obtaining accurate quotations; and

•	possible reduction in security analysts' and the news media's coverage of our business.

These factors could result in lower prices and larger spreads in the bid and ask prices for our ordinary shares than might otherwise be obtained.

        If our ordinary shares were delisted from the NASDAQ National Market, we would seek to have the ordinary shares traded in the NASDAQ SmallCap Market or another national securities exchange. However, there is no certainty that we would be able to obtain an alternative listing for our ordinary shares.

        Risks Related to our Operations in Israel

        We benefit from certain tax benefits that may change or be withdrawn.

        Four of our six expansion programs are currently eligible for certain tax benefits under The Law of Encouragement for Capital Investments. To be eligible for these tax benefits, we must continue to meet certain conditions, including making certain specified investments in property and equipment out of our own equity. If we fail to meet such conditions in the future, we could be required to pay certain taxes. There can be no assurance that such tax benefits will be continued in the future, at the current levels or otherwise. The termination or reduction of certain tax benefits could have a material adverse effect on our business, results of operations and financial condition.

        Security, political and economic instability in Israel may harm our business.

        Most of our manufacturing facilities and our corporate headquarters are located in Israel. Accordingly, security, political and economic conditions in Israel may directly affect our business, results of operations and financial condition.

        Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, as well as incidents of civil unrest. In addition, Israel and companies doing business with Israel have, in the past, been the subject of an economic boycott. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there has been an increase in unrest and terrorist activity which began in September 2000 and which has continued with varying levels of severity into 2004. Certain parties with whom we do business have declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements where necessary. We do not believe that the political and security situation has had any material impact on our business to date as a large portion of our business is overseas; however, we can give no assurance that security and political conditions will have no such affect in the future. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. In addition, Israel has recently experienced a wave of unionized general strikes, in connection with economic reforms being passed into legislation. Due to the fact that our products are manufactured in Israel and, for the most part, sold to customers outside of Israel, a prolonged general strike in which ports are shut down would affect our ability to deliver our products to our non-Israeli customers. Although, we have a contingency plan that would allow us to manufacture our products in Germany, we cannot guarantee that a prolonged general strike would not have a material adverse effect on our business, results of operations and financial condition.

        Many of our employees in Israel are obligated to perform military reserve duty.

        In the event of severe unrest or other conflict, many of our Israeli male employees could be required to serve in the military for extended periods of time. In response to the increase in terrorist activity and the renewed Palestinian uprising, there has been a significant call up of military reservists, and it is possible that there will be additional call-ups in the future. While we have operated effectively despite these conditions in the past, we cannot assess what impact these conditions may have in the future, particularly if emergency circumstances arise.

        Our operations may be affected by negative economic conditions in Israel.

        Israel has been going in recent years through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate. In addition, due to significant economic measures proposed by the Israeli Government, there have been several general strikes and work stoppages in 2003 and 2004, affecting all banks, airports, ports and other essential services. These strikes have had an adverse effect on the Israeli economy and on business, including our ability to deliver products to our customers or to receive raw materials from our suppliers in a timely manner. Following the passing by the Israeli legislature to implement the economic measures, the Israeli trade unions have threatened further strikes or work-stoppages, and these may have a material adverse effect on the Israeli economy and us.

        If we are considered to be a passive foreign investment company, either presently or in the future, U.S. Holderswill be subject to adverse U.S. tax consequences.

        We will be a passive foreign investment company, or PFIC, if 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including our pro rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. If we were to be a PFIC, and a U.S. Holder does not make an election to treat us as a “qualified electing fund,” or QEF, or a “mark to market” election, “excess distributions” to a U.S. Holder, and any gain recognized by a U.S. Holder on a disposition or our ordinary shares, would be taxed in an unfavorable way. Among other consequences, our dividends, to the extent that they constituted excess distributions, would be taxed at the regular rates applicable to ordinary income, rather than the 15% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation, and certain “interest” charges may apply. In addition, gain on the sale of our shares would be treated in the same way as excess distributions. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status. In addition, under the applicable statutory and regulatory provisions, it is unclear whether we would be permitted to use a gross loss from sales (sales less cost of goods sold) to offset our passive income in the calculation of gross income. In light of the uncertainties described above, we have not obtained an opinion of counsel with respect to our PFIC status and no assurance can be given that we will not be a PFIC in any year. If we determine that we have become a PFIC, we will then notify our U.S. Holders and provide them with the information necessary to comply with the QEF rules. A U.S. Holder who makes a QEF election is taxed currently on such holder’s proportionate share of our earnings. If the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, however, it might be too late for a U.S. Holder to make a timely QEF election, unless the U.S. Holder qualifies under the applicable Treasury regulations to make a retroactive (late) election. U.S. Holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to exceptions for U.S. Holders who made a timely QEF or mark-to-market election, or certain other elections.

        Israeli courts may not enforce judgments rendered outside of Israel.

        Service of process upon our directors and officers, all of whom reside outside the United States, may be difficult to effect within the United States. Furthermore, since the majority of our assets are located outside the United States, any judgment obtained against us in the United States may not be enforceable outside the United States. There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters obtained after due trial before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) which enforces similar Israeli judgments, provided that certain procedural and legal requirements are adhered to.

CAPITALIZATION & INDEBTEDNESS

        The following table sets forth our short-term debt, long-term debt, convertible debentures and capitalization as of June 30, 2004 on an actual basis:

June 30, 2004
(U.S. dollars in thousands) Unaudited

Short-term debt	---
Long-term debt	---
Convertible Debentures	---
Shareholders' equity, NIS 0.01 par value; authorized 15,000,000 shares issued and
outstanding 11,988,100 shares	38
Additional paid-in capital	38,395
Treasury shares	---
Accumulated other comprehensive loss	(3,090)
Retained earnings	11,993
Total shareholders' equity	47,336
Total capitalization	47,336

The foregoing information excludes approximately 1,358,977 ordinary shares issuable, as of June 30, 2004, upon the exercise of warrants and options granted under our share option plans and other agreements all at a weighted average exercise price of $4.26 per ordinary share. As of such date, approximately 284,545 additional ordinary shares were reserved for issuance upon exercise of options that may be granted after such date under our share option plans.

SELLING SECURITY HOLDER

        The securities offered by this Prospectus may be offered from time to time by the selling security holder who have acquired or may acquire in the future our ordinary shares through their exercise of share options granted to him. The selling security holder, his position with the Company and the number of our ordinary shares offered by this Prospectus are as follows:

Name and Address	Position with Company	Shares Beneficiary Owned Prior to Offering(1)	Percentage of Ordinary Shares Owned Prior to Owing Effect to the Offering(1)	Number of Ordinary Shares Offered Hereby(2)	Number of Ordinary Shares Owned After Giving Effect to Offering(3)	Percentage of Ordinary Shares Owned after Owing Effect to the Offering(4)

Jacob Margalit	Chairman of	1,984,128	16.5%	100,000	1,950,795	16.14%
the Board of
c/o Aladdin Knowledge	Directors and
Systems Ltd.	Chief
Executive
15 Beit Oved Street	Officer
Tel Aviv 61110, Israel

(1)	Beneficial ownership is calculated as of June 30, 2004 in accordance with General Instruction F. to Form 20-F. Percentage ownership is based on 11,988,100 outstanding ordinary shares. Options to purchase shares which become exercisable within sixty (60) days of the date hereof are deemed beneficially owned for the purpose of computing the ownership percentage of the person holding these options, but are not deemed outstanding for purposes of computing the ownership percentage of any other person.

(2)	Includes Ordinary Shares underlying options granted to the selling security holder pursuant to corporate resolutions and agreements with the selling security holder whether or not exercisable within sixty (60) days of the date of this Prospectus.

(3) (4)	Assuming all Ordinary Shares registered pursuant hereto will be sold. Percentage ownership is based on 12,088,100 outstanding ordinary shares, which assumes the issuance and sale of Ordinary Shares underlying options registered pursuant hereto.

PLAN OF DISTRIBUTION

        The Ordinary Shares offered hereby may, subject to certain restrictions contained in the underlying document granting the options to purchase such shares, be sold from time to time in the open market, on the NASDAQ National Market, in privately negotiated transactions, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Ordinary Shares are intended to be sold through one or more brokers or dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling security holder and/or purchasers of the Ordinary Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling security holder and any broker-dealers who act in connection with the sale of Ordinary Shares hereunder may be deemed to be “Underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Ordinary Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        The Ordinary Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

        We will pay substantially all of the expenses incident to the offering and sale of the Ordinary Shares offered hereby to the public other than commissions and discounts of underwriters, dealers or agents.

        In order to comply with certain state securities laws, if applicable, the Ordinary Shares should be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Ordinary Shares may not be sold unless the Ordinary Shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with.

        In addition to any shares sold hereunder, the selling Security Holder may, at the same time, sell any Ordinary Shares owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus. There can be no assurance that any the selling Security Holder will sell any or all of the shares offered by him hereby.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Ordinary Shares pursuant to this Prospectus; however, we will receive the exercise price in connection with the exercise of the options to purchase the Ordinary Shares, which will be used for working capital.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Form 20-F filed with the Securities and Exchange Commission on June 30, 2004 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst &Young Global, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

        We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of the assets of such persons and of ours are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see “Risk Related to our Operations in Israel”.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Information by Reference

        The SEC allows us to “incorporate by reference” the information that we file with it. The following documents filed by Aladdin Knowledge Systems Ltd. (the “Registrant”) are incorporated by reference in this registration statement.

        (1) Our Annual Report on Form 20-F for the year ended December 31, 2003 (the “Annual Report”) filed on June 30, 2004, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

        (2) The description of the Ordinary Shares contained in our Registration Statement on Form 8-A dated September 24, 1993, filed under the Exchange Act, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

        In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

        Not applicable.

Item 5.	Interests of Named Experts and Counsel

        Not applicable.

Item 6.	Indemnification of Directors and Officers

        Section 258 of the Israeli Companies Law 5759-1999 (the “Law”) permits a company’s articles of association to provide that (i) the Company may insure an Office Holder (as defined below) for the breach of his duty of care or fiduciary duty to the extent he acted in good faith and had reasonable grounds to believe that the act would not cause the Company any harm, as well as for monetary liabilities imposed on him as a result of an act or omission he committed in connection with his serving as an Office Holder of the Company and (ii) the Company may indemnify an Office Holder in connection with his service, in such capacity, for monetary liability imposed on him pursuant to a judgment, including a settlement or arbitration decision approved by a court, in an action brought against him by a third party as well as for reasonable legal expenses, including advocates’ fees incurred in an action brought against him by or on behalf of the Company or others, or as a result of a criminal charge of which he was acquitted, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

        These provisions are specifically limited in their scope by the Law, which provides that a company may not indemnify an Office Holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (a) a breach by the Office Holder of his fiduciary duty unless he acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, (b) a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, (c) any act or omission done with the intent to derive an illegal personal benefit, or (d) any fine levied against the Office Holder as a result of a criminal offense.

        Office Holder is defined in the Law as a “Director, General Manager, Chief Business Manager, Deputy General Manager, Vice General Manager, any person who holds a said position in the company, even if he has a different title, and also any other manager who is directly answerable to the General Manager.”

        Articles 55 through 59 of the Articles of Association of the Registrant provide as follows:

        Indemnification and Insurance

55.	Exemption From Duty of Care. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve in advance to exempt an Office Holder from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company.

56.	Indemnification. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify any Office Holder to the fullest extent permitted by the Companies Law. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company: (i) a monetary liability imposed on an Office Holder pursuant to a judgment in favor of another person, including a judgment imposed on such Office Holder in a compromise or in an arbitration decision that was approved by a court of law; (ii) reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company or by another on behalf of the Company, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent; and (iii) any other obligation or expense for which it is or shall be permitted to indemnify an Office Holder. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve in advance to indemnify the Company’s Office Holders for those liabilities and expenses described in this Article 56 (i), (ii) and (iii), provided that (i) in the opinion of the Board of Directors such liabilities and expenses can be foreseen at the time the undertaking to indemnify is provided, and (ii) the Board of Directors shall set a reasonable limit to the amounts for such indemnification under the circumstances.

57.	Insurance. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure an Office Holder for any liability that may be imposed on such Office Holder in connection with an act performed by such Office Holder in such Office Holder’s capacity an Office Holder of the Company, with respect to each of the following: (i) violation of the duty of care of the Office Holder towards the Company or towards another person; (ii) breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that the action in question was in the best interests of the Company; (iii) a financial obligation imposed on the Office Holder for the benefit of another person; and (iv) any other obligation or expense for which it is or shall be permitted to insure an Office Holder.

58.	Articles 55, 56 and 57 shall not apply under any of the following circumstances: (i) a breach of an Office Holder’s fiduciary duty, in which the Office Holder did not act in good faith and with reasonable grounds to assume that the action in question was in the best interest of the Company; (ii) a grossly negligent or intentional violation of an Office Holder’s duty of care; (iii) an intentional action by an Office Holder in which such Office Holder intended to reap a personal gain illegally; and (iv) a fine or ransom levied on an Office Holder.

59.	The Company may procure insurance for or indemnify any person who is not an Office Holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and any applicable law.

        We currently maintain a Directors and Officers liability insurance policy with a per claim aggregate coverage limit of $10,000,000, including legal costs, however, such amount is to be increased to $15,000,000, effective June 1, 2004, subject to approval by our audit committee, board of directors and shareholders.

        Reference is made to Item 9 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 7.	Exemption from Registration Claimed

        Not applicable.

Item 8.	Exhibits

4.1	Specimen of Certificate for Ordinary Shares which is incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-1 (File No. 33-67986).

4.2	Form of 2002 Share Option Purchase Agreement which is incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 (File No. 333-109915).

4.3	Aladdin Knowledge System Ltd. 2002 Share Option Plan which is incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-109915).

5.1	Opinion of Yigal Arnon & Co. which is incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-8 (File No. 333-109915).

23.1	Consent of Kost Forer Gabbay & Kasierer.

23.2	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein) which is incorporated by reference to Exhibit 23.2 to Registration Statement on Form S-8 (File No. 333-109915).

Item 9.	Undertakings

(A)     The undersigned registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum approximate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on the 18th day of July, 2004.

ALADDIN KNOWLEDGE SYSTEMS LTD. BY: /S/ Yanki Margalit —————————————— Yanki Margalit, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yanki Margalit —————————————— Yanki Margalit	Chairman of the Board and Chief Executive Officer (principal executive officer)	July 18, 2004

/s/ Dany Margalit —————————————— Dany Margalit	Director and Executive Vice President	July 18, 2004

/s/ Menahem Gutterman —————————————— Menahem Gutterman	Outside Director	July 18, 2004

/s/ Orna Berry —————————————— Orna Berry	Outside Director	July 18, 2004

/s/ David Assia —————————————— David Assia	Director	July 18, 2004

/s/ Erez Rosen —————————————— Erez Rosen	Chief Financial Officer (principal financial officer and principal accounting officer)	July 18, 2004

Authorized Representative in the United States: BY: /S/ Klehr, Harrison, Harvey, Branzburg & Ellers LLP ——————————————————————— Klehr, Harrison, Harvey, Branzburg & Ellers LLP	July 20, 2004

Exhibit Index

4.1	Specimen of Certificate for Ordinary Shares which is incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-1 (File No. 33-67986).

4.2	Form of 2002 Share Option Purchase Agreement which is incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 (File No. 333-109915).

4.3	Aladdin Knowledge System Ltd. 2002 Share Option Plan which is incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-109915).

5.1	Opinion of Yigal Arnon & Co. which is incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-8 (File No. 333-109915).

23.1	Consent of Kost Forer Gabbay & Kasierer.

23.2	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein) which is incorporated by reference to Exhibit 23.2 to Registration Statement on Form S-8 (File No. 333-109915).

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in post-effective amendment no. 1 to the Registration Statement (Form S-8) of our independent auditors’ report dated January 22, 2004, with respect to the consolidated financial statements of Aladdin Knowledge Systems Ltd. included in the Annual Report (form 20-F) for the year ended December 31, 2003.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY and KASIERER —————————————————— KOST FORER GABBAY and KASIERER A Member of Ernest & Young Global

July 20, 2004